                                                                  Exhibit (1)(o)

                          UNANIMOUS WRITTEN CONSENT OF
                           THE BOARD OF DIRECTORS OF
                     GE LIFE AND ANNUITY ASSURANCE COMPANY

The undersigned, being all of the members of the Board of Directors of GE Life and Annuity Assurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Board of Directors of the Company, pursuant to the Provisions of
Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account II ("Separate Account II") on August 21, 1986; and

WHEREAS, The Board of Directors adopted resolutions changing the name of the company to GE Life and Annuity Assurance Company and the name of the separate account to GE Life & Annuity Separate Account II on January 1, 1999; and

WHEREAS, The Company wishes to establish 41 additional subaccounts/investment subdivisions of Separate Account III which will invest in shares of AIM V.I. Capital Appreciation Fund, AIM V.I. Growth Fund, and AIM V.I. Value Fund of AIM Variable Insurance Funds; Growth and Income Portfolio, Premier Growth Portfolio and Quasar Portfolio of Alliance Variable Products Series Fund, Inc.; Dreyfus Investment Portfolios-Emerging Markets Portfolio and The Dreyfus Socially Responsible Growth Fund, Inc. of The Dreyfus Corporation; Federated High Income Bond Fund II and Federated International Small Company Fund II of the Federated Insurance Series; Equity-Income Portfolio and Growth Portfolio of Fidelity Variable Insurance Products Fund; Contrafund Portfolio of Fidelity Variable Insurance Products Fund II; Growth & Income Portfolio and Mid Cap Portfolio of Fidelity Variable Insurance Products Fund III; Mid-Cap Value Equity Fund, Money Market Fund, Premier Growth Equity Fund, S&P 500 Index Fund, Small-Cap Value Equity Fund, U.S. Equity Fund, and Value Equity Fund of GE Investments Funds, Inc.; Aggressive Growth Portfolio, Balanced Portfolio, Capital Appreciation Portfolio, Global Sciences Portfolio, Global Technology Portfolio, Growth Portfolio, International Growth Portfolio, and Worldwide Growth Portfolio of Janus Aspen Series; MFS Growth Series, MFS Growth With Income Series, MFS New Discovery Series and MFS Utilities Series of the Massachusetts Financial Services Company Variable Insurance Trust; Oppenheimer Global Securities Fund/VA and Oppenheimer Main Street Growth & Income Fund/VA of Oppenheimer Variable Account Funds; Foreign Bond Portfolio, High Yield Bond Portfolio, Long-Term U.S. Government Bond Portfolio and Total Return Bond Portfolio of PIMCO Variable Insurance Trust; and Rydex OTC Fund of Rydex Variable Trust.

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create 41 additional subaccounts/investment subdivision of the aforementioned separate account. The new subdivisions/investment subdivisions shall invest in shares of a single mutual fund portfolio as set forth below:

  INVESTMENT SUBDIVISIONS:              TO BE INVESTED IN:
------------------------------------------------------------------------------
                                        AIM Variable Insurance Funds.
  AIM Capital Appreciation -- B         AIM V.I. Capital Appreciation Fund
  AIM Growth -- B                       AIM V.I. Growth Fund
  AIM Value -- B                        AIM V.I. Value Fund
                                        Alliance Variable Products Series Fund
  AVP Growth and Income -- B            Growth and Income Portfolio
  AVP Premier Growth -- B               Premier Growth Portfolio
  AVP Quasar -- B                       Quasar Portfolio